UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 19, 2015

Date of Report (Date of earliest event reported)

Verde Science, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53253	20-8387017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 S. Zang Blvd. Suite 812 Dallas, Texas	75208
(Address of principal executive offices)	(Zip Code)

(888) 224-6039

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On May 19, 2015, the Board of Directors elected Bradley J. Dixon and John Percival to two vacant seats on the Company’s Board of Directors.

Bradley J. Dixon, J.D. –  Director

Mr. Dixon, 40, is an attorney and partner in the Boise, Idaho office of Stoel Rives, LLP, which has locations throughout the northwest and California. He was selected as a director because the Board believes his litigation experience, which includes Agricultural, Natural Resources, Labor and Employment, and Product Liability cases. Mr. Dixon’s trial experience representing clients through complex litigation on a broad range of disputes including complex commercial litigation, employment, insurance coverage, products liability, title insurance, foreclosure and bankruptcy trial practice, as well his governmental affairs service experience meshes well with the future needs of Verde Science. With his broad legal background he can help guide Verde through the challenges of this business as it matures and spreads to more and more jurisdictions.

John Percival – Director

Mr. Percival, 71, is a Director and Managing Director of various companies in Australia. His career started as a stockbroker with a securities firm, Daysh Renouf & Co. in New Zealand, where he was trained in share market dealings, company listings and financings. After the 1969 Poseidon Nickel Boom in the Australian resource sector of the stock market, the company partners sent John to Australia to research and work in the mining sector. Upon his return to New Zealand in 1972, he took a position as Investment Manager with NZ United Corporation, a merchant bank, which later became Barclays Bank New Zealand Limited. At Barclays, he rose to the position of General Manager Investments, and he advised and managed over $500,000,000 of superannuation and private funds. When Barclays closed its New Zealand office in 1988, John returned to Australia where he worked in finance and securities for the State Bank of New South Wales. He was selected as a Director because of his over 50 years experience in the financial markets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERDE SCIENCE, INC.

Date: May 27, 2015	By:	/s/ Harpreet Sangha
Harpreet Sangha
Chief Executive Officer